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                                                                  EXHIBIT (a)(7)
                           OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES
                                       OF
                          ARAMEX INTERNATIONAL LIMITED
                                       at
                                $12.00 PER SHARE
                                       by
                    RASMALA DISTRIBUTION (BERMUDA) LIMITED,
                          a wholly-owned subsidiary of
                     RASMALA DISTRIBUTION (CAYMAN) LIMITED,
                a company certain of the voting shares of which
               FADI GHANDOUR has conditionally agreed to acquire
            and which is currently wholly-owned for and on behalf of
                           RASMALA BUYOUT FUND LP, by
RASMALA GENERAL PARTNERS II LIMITED, the general partner of Rasmala Buyout Fund
                                       LP
                        and a wholly-owned subsidiary of
  RASMALA PARTNERS LTD., a company whose management committee is comprised of
                      ALI SAMIR AL SHIHABI, IMTIAZ HYDARI,
                  SALMAN MAHDI, SHIRISH SARAF and ARIF NAQVI,
              who is also Chairman and Chief Executive Officer of
                  GROUPE CUPOLA LUXEMBOURGEOISE HOLDINGS S.A.,
 which through a wholly-owned subsidiary is a limited partner of Rasmala Buyout
                                    Fund LP

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, FEBRUARY 7, 2002, UNLESS THE OFFER IS EXTENDED.

                                                                JANUARY 10, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by Rasmala Distribution (Bermuda) Limited, a company organized under the laws of Bermuda (the "PURCHASER") and a wholly-owned subsidiary of Rasmala Distribution (Cayman) Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands ("PARENT"), to act as dealer manager in connection with Purchaser's offer to purchase all outstanding common shares (including common shares issuable upon the conditional exercise of exercisable options to purchase common shares having exercise prices of less than $12.00 per share under Aramex's stock option plan) of Aramex International Limited (the "SHARES"), a company organized under the laws of Bermuda, at a price of $12.00 per share, without interest thereon, less any required withholding taxes upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 9, 2002 (the "OFFER TO PURCHASE"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "OFFER") enclosed herewith.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the initial offering period and any extensions thereof for the Offer that number of common shares which, together with any common shares then beneficially owned by Purchaser or Parent, represents at least seventy-five percent (75 percent) of the total number of outstanding common shares on a fully diluted basis on the date of purchase and (2) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any other applicable antitrust or competition law. See Section 18 of the Offer to Purchase.
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     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold common shares registered in your name or in the name of your nominee.

     For your information and for forwarding to your clients for whom you hold common shares registered in your name or in the name of your nominee, or who hold common shares registered in their own names, we are enclosing the following documents:

          1.  The Offer to Purchase, dated January 10, 2002;

          2. The Letter of Transmittal to be used by holders of common shares in accepting the Offer and tendering common shares;

          3.  Aramex's Solicitation/Recommendation Statement on Schedule 14D-9;

          4. The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such common shares (the "SHARE CERTIFICATES") are not immediately available or time will not permit all required documents to reach the depositary prior to the Expiration Date (as defined in the Offer to Purchase) or the procedure for book-entry transfer cannot be completed by the Expiration Date;

          5. A letter which may be sent to your clients for whose accounts you hold common shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information to U.S. persons relating to backup federal income tax withholding;

          7. Guidelines for Certification of Foreign Status of Beneficial Owner for United States Tax Withholding on Form W-8BEN providing information to persons exempt from backup federal income tax withholding; and

          8.  A return envelope addressed to the depositary.

     The Offer is being made pursuant to the Agreement and Plan of Amalgamation, dated as of January 3, 2002 (the "AMALGAMATION AGREEMENT"), among Purchaser, Parent and Aramex, pursuant to which, following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser intends to either compulsorily acquire under Bermuda law all of the outstanding common shares that have not been tendered or Purchaser will amalgamate with Aramex under Bermuda law.

     Purchaser shall act to compulsorily acquire the common shares that were not tendered in the Offer if, after completion of the Offer, 90 percent in value of the then outstanding common shares not held at the date of the Offer by Purchaser, a subsidiary of Purchaser or a nominee for either of them have been tendered. If Purchaser is able to compulsorily acquire the common shares, Purchaser will be entitled and bound to acquire the remaining common shares on the same terms as the Offer (assuming the Bermuda Supreme Court has not ordered otherwise) pursuant to the compulsory acquisition procedure set forth in Section 102 of the Companies Act 1981 (Bermuda) (the "COMPANIES ACT"). Following such compulsory acquisition, Aramex would become a wholly-owned subsidiary of Purchaser.

     If Purchaser should be unable to conduct a compulsory acquisition of the outstanding common shares that were not tendered pursuant to the Offer, then upon the terms and subject to the conditions of the Amalgamation Agreement and the Companies Act, Aramex and Purchaser will amalgamate under Bermuda law and the separate corporate existence of Aramex and Purchaser will cease. Aramex and Purchaser will continue as the amalgamated company under Bermuda law, which will be a wholly-owned subsidiary of Parent. At the time the amalgamation becomes effective, each then outstanding common share (other than common shares owned by Parent or Purchaser) will be cancelled and, without any action on the part of the holder thereof, be converted into the right to receive in cash an amount per common share equal to the Offer Price, without interest, upon the surrender of the certificate(s) representing such common shares.

     The board of directors of Aramex, based in part upon the recommendation of a special committee of independent directors of the board of directors of Aramex (other than Frank Mountcastle, who recused himself),

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has unanimously approved the Amalgamation Agreement, the Offer, the compulsory acquisition and the amalgamation, and has unanimously determined that the Offer, the compulsory acquisition and the amalgamation are advisable and fair to, and in the best interests of, the unaffiliated shareholders of Aramex and recommends that the unaffiliated shareholders of Aramex accept the Offer and tender their Shares pursuant to the Offer.

     In all cases, payment for common shares accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of (1) certificates for, or a timely Book-Entry Confirmation (as defined in Section 9 of the Offer to Purchase) with respect to, such common shares, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 9 of the Offer to Purchase, an Agent's Message (as defined in Section 9 of the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for common shares or Book-Entry Confirmations with respect to common shares are actually received by the depositary. THE PURCHASER WILL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED COMMON SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the dealer manager, the information agent and the depositary as described in Section 21 of the Offer to Purchase) in connection with the solicitation of tenders of common shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

     Except as set forth in Instruction 6 of the Letter of Transmittal, Purchaser will pay stock transfer taxes, stamp duty or other such taxes incident to the transfer to it of validly tendered common shares.

     RESPONSIVE ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. BE REMINDED THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 7, 2002 UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the depositary, and certificates evidencing the tendered common shares should be delivered or such common shares should be tendered by book-entry transfer or in accordance with DTC's ATOP procedures, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of common shares wish to tender common shares, but it is impracticable for them to forward their Share Certificates or other required documents to the depositary prior to the Expiration Date or to comply with the procedures for book-entry transfer or ATOP on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified under Section 9 of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer or any requests for additional copies of the enclosed materials should be addressed to information agent at the respective address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          TM Capital Corp.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PURCHASER, PARENT, ARAMEX, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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